Exhibit 21.1

Subsidiaries of Criteo S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Iponweb Labs LLC	Armenia
Criteo Australia Pty Ltd	Australia
Criteo Do Brasil Desenvolvimento De Serviços De Internet Ltda.	Brazil
Criteo Canada Corp.	Canada
Criteo Advertising (Beijing) Co., Ltd.	China
Iponweb Labs Limited	Cyprus
Criteo France S.A.S.	France
Criteo Technology S.A.S.	France
Criteo GmbH	Germany
Criteo India Private Limited	India
Doobe In Site Ltd.	Israel
Criteo S.R.L.	Italy
Criteo K.K.	Japan
Criteo Korea Ltd.	Korea
Criteo B.V.	Netherlands
Criteo Technology SRL	Romania
Criteo LLC	Russia
Criteo Singapore Pte. Ltd.	Singapore
Criteo Europa MM, S.L.	Spain (Barcelona)
Criteo España, S.L.	Spain (Madrid)
Criteo Nordics AB	Sweden
Criteo Reklamcilik Hizmetleri ve Ticaret A.S.	Turkey
Criteo MEA FZ - LLC	United Arab Emirates (Dubai)
Criteo Ltd.	United Kingdom
Iponweb Limited (in liquidation)	United Kingdom
Criteo Corp.	United States (Delaware)
Bidswitch Inc.	United States (Delaware)
The MediaGrid Inc.	United States (Delaware)
Criteo Holdings Inc.	United States (Delaware)